SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                  iVoice, Inc.
            (Exact name of registrant as specified in its charter)

         Delaware                                             52-1750786
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            identification No.)

                                750 Highway 34
                          Matawan, New Jersey 07747
                                (732) 441-7700
                   (Address of principal executive offices)

                       Individual Plan for Bruce Barren
                             (Full title of plan)

           Jerome R. Mahoney, President and Chief Executive Officer
                                   iVoice, Inc.
                                  750 Highway 34
                            Matawan, New Jersey 07747
                                  (732) 441-7700

                             The Company Corporation
                                 1013 Centre Road
                               Wilmington, DE 19805
                    (Name and address of agent for service)

                                  (302) 636-5440
          (Telephone number, including area code of agent for service)

                          CALCULATION OF REGISTRATION FEE
=============================================================================
Title of                      Proposed maximum   Proposed maximum    Amount of
securities       Amount to be  offering price   Aggregate offering  Registration
to be registered  registered     per share            Price             fee
=============================================================================
Class A Common
Stock($.001 par
value)<1>         10,000,000       $0.065          $650,000          $162.50

Class A Common
Stock($.001 par
value)<2>         18,000,000       $0.055          $990,000          $247.50

=============================================================================
[FN]
<1>Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993, based upon the average high and low prices on August 30, 2001.
<2>For the shares underlying the warrants, based upon the maximum exercise price of the warrants, which is $0.055 per share.

                                    PART I

             INFORMATION REQUIRED IN THIS SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.*

Item 2.   Registrant Information and Employee Plan Annual Information.*

          *Information required by Part 1 to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

                                    PART II

             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference

          The following documents filed by iVoice, Inc.(the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference herein:

          (a) The Registrant's amended Form 10-KSB filed on May 1, 2001 for the year ended December 31, 2000, the Registrant's SB-2 Registration Statement filed on July 25, 2001, and the Registrant's Quarterly Report on Form 10-QSB, filed on August 10, 2001, for the quarter ended June 30, 2001.

     	    (b) all other reports filed by the Company pursuant to Section 13(a) or Section 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the document referred to in (a), above; and

          (c) any document filed by the Company with the Commission pursuant to Sections 13(a), 13( c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which Indicates that all shares of Common Stock registered hereunder have been sold or that de-registers all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4.   Description of Securities

     Pursuant to our certificate of incorporation, as amended, the Company is authorized to issue 600,000,000 shares of Class A common stock, par value $0.001 per share.

Class A Common Stock

     Each holder of our Class A common stock is entitled to one vote for each share held of record. Holders of our Class A common stock have no preemptive, subscription, conversion, or redemption rights. Upon liquidation, dissolution or winding-up, the holders of Class A common stock are entitled to receive our net assets pro rata. Each holder of Class A common stock is entitled to receive ratably any dividends declared by our board of directors out of funds legally available for the payment of dividends. We have not paid any dividends on our common stock and do not contemplate doing so in the foreseeable future. We anticipate that any earnings generated from operations will be used to finance our growth.

     A total of 113,421,548 shares of Class A common stock were issued and outstanding as of June 30, 2001.

     There are no cumulative voting rights with respect to election of directors, so holders of more than 50% of the outstanding shares of Class A common stock can elect all of the directors if they choose to do so.

Warrants

     As of June 30, 2001, we had outstanding, to persons other than employees, warrants to purchase 6,308,260 shares of our Class A common stock. These warrants have exercise prices ranging from $0.0583 per share to $2.00 per share. These warrants will expire at various times between January 1, 2001 and May 1, 2006.

     Subsequently, in accordance with the Consulting Agreement between the Company and Bruce Barren, dated August 17, 2001, with respect to the warrants to purchase 18,000,000 Class A common shares of iVoice, Inc. issued thereunder, at the exercise price specified therein, consultant has indicated his intention to exercise such warrants at the earliest practical time consistent with law and the terms of said contract.

     The total number of shares of the Class A common stock of iVoice, Inc. to be registered is 28,000,000.

Statutory Provisions Under Delaware General Corporation Law

     Section 203 of the Delaware General Corporation Law provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a publicly-held Delaware corporation subject to the statute (an "interested stockholder") may not engage in certain "business combinations" with the corporation for a period of three years, subsequent to the date on which the stockholder became an interested stockholder unless (i) prior to such date the corporation's board of directors approved either the business combination or the transaction in which the stockholder became an interested stockholder, or (ii) upon consummation of the business combination, the interested stockholder owns 85% or more of the outstanding voting stock of the corporation (excluding shares owned by directors who are also officers of the corporation or shares held by employee stock option plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     Section 203 defines the term "business combination" to encompass a wide variety of transactions with or caused by an interested stockholder in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the interested stockholder or transactions in which the interested stockholder receives certain other benefits.

     These provisions could have the effect of delaying, deferring or preventing a change of control. Our stockholders, by adopting an amendment to our certificate of incorporation or bylaws, may elect not to be governed by Section 203, effective twelve months after adoption. Neither our certificate of incorporation nor our bylaws currently exclude us from the restrictions imposed by Section 203.

     The Delaware General Corporation Law permits a corporation, through its certificate of incorporation, to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty of loyalty and care as a director with certain exceptions. The exceptions include a breach of the director's duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, and improper personal benefit. Our certificate of incorporation exonerates our directors from monetary liability to the fullest extent permitted by this statutory provision.

Item 5.   Interests of Named Experts and Counsel

          Not applicable.

Item 6.   Indemnification of Directors and Officers

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

     In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was acting in any of the capacities set forth above against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not permitted in respect of any claim, issue or matter as to which such person is adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court deems proper.

     Section 145 further provides that a Delaware corporation is required to indemnify a director, officer, employee or agent against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with any action, suit or proceeding or in defense of any claim, issue or matter therein as to which such person has been successful on the merits or otherwise; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person's heirs, executors and administrators and empowers the corporation to purchase and maintain insurance on behalf of a director or officer against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liability under Section 145. A Delaware corporation may provide indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct. Such determination is to be made (i) by the board of directors by a majority vote of a quorum consisting of directors who were not party to such action, suit or proceeding, even though less than a quorum, (ii) if there are no such directors or if such directors so direct, by independent legal counsel in a written opinion or (iii) by the stockholders.

     Article V of the Company's By-laws provides for indemnification of directors and officers of the Company to the fullest extent permitted by the General Corporation Law of the State of Delaware, as presently or hereafter in effect.

     Additionally, as permitted by the General Corporation Law of the State of Delaware, Article VIII of the Company's Certificate of Incorporation provides that no director of the Company shall incur personal liability to the Company or its stockholders for monetary damages for breach of his or her fiduciary duty as a director; provided, however, that this provision does not eliminate or limit the liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) the unlawful payment of dividends or unlawful purchase or redemption of stock under
Section 174 of the General Corporation Law of the State of Delaware or (iv) any transaction from which the director derived an improper personal benefit.


Item 7.   Exemption from Registration Claimed

          Not applicable.

Item 8.   Exhibits

     Exhibit
     NO.                    Description
     ---                    -----------

     4.1       Consulting Agreement Bruce Barren

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Karl R. Rolls (contained in Exhibit 5.1)

     23.2	     Consent of Independent Auditors.

     24.1      Power of Attorney (Contained within Signature Page)

Item 9.   Undertakings

(a) The undersigned registrant hereby undertakes:

      (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act 1933:

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Matawan, State of New Jersey, on August 28, 2001.

                               IVoice, Inc.

                               By:  /s/  JEROME R. MAHONEY
                                    ----------------------------------
                               Jerome R. Mahoney, President and
                               Chief Executive Officer

                           POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears Below, being the sole Director of the company, constitutes and appoints
Jerome R. Mahoney acting individually as his attorney-in-fact, with full power of substitution and resubstitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacity and on the date indicated.

Signature                  		 Title                         Date
----------                 		 -----                         ----


/s/ JEROME R. MAHONEY
---------------------
Jerome R. Mahoney           President, Chief                   August 28, 2001
                            Executive Officer, Sole Director

                               INDEX TO EXHIBITS

     Exhibit
     NO.                    Description
     ---                    -----------

     4.1       Consulting Agreement for Bruce Barren

     5.1 Opinion of Counsel regarding the legality of the securities registered hereunder.

     23.1      Consent of Karl R. Rolls (contained in Exhibit 5.1)

     23.2  	   Consent of Independent Auditors

     24.1      Power of Attorney (Contained within Signature Page)